UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Medical Information Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation or Organization)

04-2455639
(I.R.S. Employer Identification No.)

MEDITECH Circle, Westwood, MA 02090, 781-821-3000
(Address, Including Zip Code, and Telephone Number of Registrant's Principal Executive Offices)

A. Neil Pappalardo
Chief Executive Officer and Chairman
MEDICAL INFORMATION TECHNOLOGY, INC.
MEDITECH Circle
Westwood, Massachusetts 02090
781-821-3000
(Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

Copy to:
Stephen W. Carr, P.C.
Elisabeth M. Todaro, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
617-570-1000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered: Common Stock $1.00 par value Amount to be Registered: 1,789,593 shares
Proposed Maximum Offering Price Per Share: $16.27*
Proposed Maximum Aggregate Offering Price: $29,109,869*
Amount of Registration Fee: $3,688.22*

*Pursuant to Rule 457(j) the registration fee is calculated based on the amount for which the securities were initially sold at $126.70 per $1 million of aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

Subject to completion, dated June 30, 2004

The information in this prospectus is not complete and may be changed.

MEDITECH may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                      MEDICAL INFORMATION TECHNOLOGY, INC.
                           RECISION OFFER PROSPECTUS
                     UP TO 1,789,593 SHARES OF COMMON STOCK
                          PAR VALUE OF $1.00 PER SHARE
                                AUGUST __, 2004

Medical Information Technology, Inc. (MEDITECH) hereby offers, under the terms and conditions described in this prospectus, to rescind the prior purchase by certain current and former MEDITECH staff members of up to 1,789,593 shares of MEDITECH common stock. This recision offer applies to the prior purchase of such stock during the month of February from 1997 through 2003, at original purchase prices ranging from $12.00 to $22.00 per share. The recision price being offered for such stock is the original purchase price, plus interest, less cash dividends received for such stock.

IN ALL CASES, THE RECISION PRICE BEING OFFERED IS LESS THAN THE ORIGINAL PURCHASE PRICE. IN ADDITION, THE MOST RECENT SALE PRICE OF MEDITECH STOCK WAS $27.00 PER SHARE IN JULY, 2004. THEREFORE, THE BOARD OF DIRECTORS OF MEDITECH UNANIMOUSLY RECOMMENDS YOU DO NOT ACCEPT THIS RECISION OFFER.

There is no public trading market for MEDITECH common stock. MEDITECH is located at MEDITECH Circle, Westwood, Massachusetts 02090 and its telephone number is 781-821-3000.

You are not required to accept this recision offer. If you elect to accept this recision offer for any or all eligible shares of such stock you purchased and still own, you must complete the Recision Acceptance Form attached to this prospectus and submit this form to MEDITECH by 5pm, Eastern daylight time, on September 30, 2004. If your form is not received by then, you will be deemed to have not accepted this recision offer for any or all eligible shares.

Investing in MEDITECH common stock involves risks. See RISK FACTORS REGARDING THIS RECISION OFFER on page __ for a discussion of material risks you should consider before you decide whether to accept or reject this recision offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. MEDITECH is not making an offer to rescind these securities in any state where the offer is not permitted.

--------------------------------------------------------------------------------

TABLE OF CONTENTS                                                           Page


QUESTIONS AND ANSWERS ABOUT THIS RECISION OFFER                               __

RISK FACTORS REGARDING THIS RECISION OFFER                                    __

ABOUT MEDICAL INFORMATION TECHNOLOGY, INC.                                    __

BACKGROUND FOR THIS RECISION OFFER                                            __

TERMS OF THIS RECISION OFFER                                                  __

CALCULATION OF THE RECISION AMOUNT                                            __

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS                                    __

HOW TO ACCEPT THIS RECISION OFFER                                             __

OTHER IMPORTANT INFORMATION                                                   __

LEGAL MATTERS AND EXPERTS                                                     __

INCORPORATION OF DOCUMENTS BY REFERENCE                                       __

HOW TO GET MORE INFORMATION                                                   __

--------------------------------------------------------------------------------

QUESTIONS AND ANSWERS ABOUT THIS RECISION OFFER

Q: What is a recision offer?

A: The issuer of securities may make a recision offer to the purchasers of the securities for their return and refund their purchase price, plus interest, less any income received on the securities, such as cash dividends.

Q: Why is MEDITECH making this recision offer?

A: MEDITECH is making this recision offer because its offer and sale of shares of MEDITECH common stock to its staff members during the month of February from 1997 through 2003 may not have complied with certain federal and state securities registration requirements. In an effort to eliminate or reduce the risk of future claims being made against MEDITECH by the purchasers of these shares or, if made, the amount of any potential liability, MEDITECH is offering to rescind the purchase of the eligible shares the purchasers still own.

Q: Am I obligated to accept this recision offer?

A: No. You are not obligated in any way to accept this recision offer.

Q: What must I do if I do not want to accept this recision offer?

A: You do not need to do anything if you do not want to accept this recision offer. Simply let the offer expire.

Q: What are the consequences to me if I fail to accept this recision offer?

A: If you fail to accept this recision offer, your ownership of MEDITECH common stock will not change, you will continue to receive dividends as declared and your ability to sell these shares will not be adversely affected.

Q: What must I do to accept this recision offer?

A: In order to accept this recision offer, you must complete, sign and submit the Recision Acceptance Form to MEDITECH by the end of September 2004.

Q: How will the amount MEDITECH will pay for the shares I purchased during the month of February from 1997 through 2003 and still own be determined?

A: The amount MEDITECH will pay if you accept this recision offer for shares which you still own will be based on the original purchase price you paid for such shares, plus interest, less cash dividends received for such shares.

BE AWARE THE CASH AMOUNT YOU WILL RECEIVE FROM MEDITECH IF YOU ACCEPT THIS RECISION OFFER FOR SHARES YOU STILL OWN WILL BE LESS THAN THE PRICE YOU PAID WHEN YOU ORIGINALLY PURCHASED THESE SHARES AND WILL ALSO BE LESS THAN THE MOST RECENT SALE PRICE OF $27.00 PER SHARE OF MEDITECH COMMON STOCK.

Q: How will interest be calculated for shares I still own?

A: Interest will be calculated at an annual rate of 6%, the statutory rate under applicable Massachusetts state securities laws, and based on the number of years you have owned the shares.

Q: Why are interest and dividends received not calculated through the expiration date of September 30, 2004?

A: Calculating the recision price to reflect interest and dividends received through the expiration date would further reduce the recision price because dividends received in 2004 will be more than the 6% statutory interest rate.

Q: May I accept this recision offer for only some of the shares which I purchased during the month of February from 1997 through 2003?

A: Yes. If you decide to accept this recision offer for only some of the shares which you purchased during this period and still own, you should clearly indicate for which shares you are accepting this recision offer on your Recision Acceptance Form.

Q: May I still accept this recision offer if I previously have sold some of the shares which I purchased during the month of February from 1997 through 2003?

A: Yes. If you have already sold some of the shares which you purchased during this period, you may accept this recision offer for any or all of the remaining eligible shares you still own.

Q: Where do I mail my acceptance of this recision offer?

A: Send the completed and signed Recision Acceptance Form to:

   Barbara A. Manzolillo, Clerk
   Medical Information Technology, Inc.
   MEDITECH Circle
   Westwood, Massachusetts 02090

Q: What is the deadline for accepting this recision offer?

A: Your acceptance of this recision offer must be received by MEDITECH at the above address no later than 5pm, Eastern daylight time, on September 30, 2004. If your acceptance has not been received by that time, you will automatically be deemed to have not accepted this recision offer.

Q: What will I receive if I accept this recision offer?

A: If you accept this recision offer for any shares which you purchased during the month of February from 1997 through 2003 and still own, your ownership of MEDITECH common stock will be reduced accordingly. A check representing the proceeds to which you are entitled will be mailed to you as soon as feasible after September 30, 2004, the deadline for accepting this recision offer.

Q: May I reject this recision offer?

A: You may reject this recision offer in writing. However under Massachusetts state securities laws your right to rescind your purchase of shares you still own will be extinguished thirty (30) days after your receipt of this prospectus unless you accept this recision offer.

Q: Why is MEDITECH not making a recision offer for shares which I purchased during the month of February from 1997 through 2003 and have already sold?

A: MEDITECH is not making a recision offer for shares you no longer own because, based on the calculation set forth under Massachusetts state securities laws, there are no damages attributable to such shares. Under these laws, you may be able to retain your right to seek damages for such shares no longer owned. However, because the proceeds you received from your sale of such shares exceeded your original purchase price, adjusted for interest and dividends received, there are no damages under the statutory calculation.

--------------------------------------------------------------------------------

RISK FACTORS REGARDING THIS RECISION OFFER

An investment in MEDITECH common stock involves risks. You should carefully consider the risks and uncertainties described under "Risk Factors Which May Affect Future Results of Operations" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in MEDITECH's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission, as may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, as well as the other information in this prospectus and in the documents incorporated by reference before making a decision to accept or reject this recision offer.

You should carefully review all of these factors, and you should be aware there may be other factors which are material to MEDITECH or to the value of your shares. If any of these risks actually occur, MEDITECH's business, financial condition or operating results could be materially and adversely affected, and MEDITECH's actual results could materially differ from its expectations. Additional risks and uncertainties which are not yet identified or which MEDITECH thinks are immaterial may also materially harm MEDITECH's business, operating results and financial condition and could result in a complete loss of your investment.

ABOUT MEDICAL INFORMATION TECHNOLOGY, INC.

Medical Information Technology, Inc. (MEDITECH) was founded in 1969 to develop and market information system software for the hospital industry. During 2003 revenue was $270.8M, operating income was $99.7M and net income was $67.4M, up 5.7%, 5.0% and 5.6% compared to the prior year. Product bookings were $158.3M and the resultant product backlog was $114.8M, up 10.2% and 6.8% compared to the prior year. At year end 2003, MEDITECH had more than 2,000 staff members and more than 1,700 active hospital customers throughout the US, Canada and the UK.

There is no public trading market for MEDITECH common stock, but MEDITECH sold 213,221 shares at $26.00 per share during March 2004 pursuant to the 2004 Stock Purchase Plan. Also the MEDITECH Profit Sharing Trust purchased 2,750 shares during February 2004, 2,050 shares during March 2004 and 3,400 shares during May 2004, all at $26.00 per share. It also purchased 1,260 shares during June 2004 and _,___ shares during July 2004, all at $27.00 per share.

MEDITECH is located at MEDITECH Circle, Westwood, Massachusetts 02090 and its telephone number is 781-821-3000. The MEDITECH website is www.meditech.com, but the information on this website does not constitute a part of this prospectus. Additional information regarding MEDITECH, including the audited financial statements and a description of MEDITECH's business, is contained in the 2003 Annual Report on Form 10-K filed with the SEC as may be updated from time to time by future filings under the Exchange Act and in the other documents incorporated by reference in this prospectus.

BACKGROUND FOR THIS RECISION OFFER

During the month of February from 1997 through 2003, MEDITECH offered and sold 1,789,593 shares of MEDITECH common stock to certain of its staff members at prices ranging from $12.00 per share to $22.00 per share in a manner which may not have complied with the registration requirements of certain securities laws.

Under federal and state securities laws, MEDITECH is required to register the shares of MEDITECH common stock offered and sold under certain circumstances. MEDITECH has determined the shares it offered and sold to its staff members during this period were not, but may have been required to have been, registered for sale by MEDITECH in accordance with federal and state securities laws.

Assuming the sales of these shares did not comply with those requirements, the individuals who purchased such shares in those offerings would have the right to return these shares to MEDITECH and obtain a refund equal to the recision amount, as defined below, or if they have sold these shares, to seek damages, if any, resulting from their purchases.

The recision amount payable to an individual who still owns the shares would be the original purchase price, plus interest, less cash dividends received for such shares. Because the dividends received have exceeded the interest, the recision amount is less than the original purchase price. In addition, each year since 1997 the sale price for MEDITECH common stock has steadily increased over that in the prior year to the current price of $27.00 per share. Therefore, MEDITECH does not expect any of these individuals to accept recision for any shares still owned.

Approximately 1,000 current and former MEDITECH staff members are eligible to receive this recision offer. MEDITECH believes certain company officers may be deemed to be "affiliates" of MEDITECH within the meaning of the federal securities laws. Except for shares held by such officers, MEDITECH believes the shares which are the subject of this recision offer are transferable, subject to the restrictions in MEDITECH's charter.

The primary purpose in making this recision offer is to extinguish MEDITECH's contingent liabilities under federal and state securities laws requiring the registration of offers and sales of securities. MEDITECH believes this recision offer will extinguish its liability, if any, for such potential federal and state securities law violations.

This recision offer is not an admission MEDITECH did not comply with federal or state securities registration requirements nor is it a waiver by MEDITECH of any applicable statute of limitations. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. MEDITECH may assert, among other defenses, in any litigation initiated by a person eligible to participate in this recision offer who accepts or rejects this recision offer, that such person is prevented from asserting such claims.

The above discussion relates to your potential recision rights with respect to the registration requirements under federal and state securities laws and does not address the anti-fraud provisions of applicable federal and state securities laws or rights under common law or equity. MEDITECH suggests you consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept this recision offer.

TERMS OF THIS RECISION OFFER

If you are a current or former MEDITECH staff member and purchased shares of MEDITECH common stock from MEDITECH at any time during the month of February from 1997 through 2003, you may FAIL TO ACCEPT the recision offer simply by doing nothing and letting the expiration date lapse.

If you are a current or former MEDITECH staff member and purchased shares of MEDITECH common stock from MEDITECH at any time during the month of February from 1997 through 2003, you may ACCEPT IN WRITING the recision offer for any or all eligible shares you purchased and still own at the recision price for such shares specified in the table set forth below under CALCULATION OF THE RECISION AMOUNT by completing, signing and submitting the Recision Acceptance Form to MEDITECH before the expiration date of this recision offer.

This recision offer will expire at 5pm, Eastern daylight time, on September 30, 2004. After the timely receipt of your completed and signed Recision Acceptance Form and following the expiration date, MEDITECH will promptly send you a check in the amount you are entitled to receive in exchange for the rescinded shares.

If you are a current or former MEDITECH staff member and purchased shares of MEDITECH common stock from MEDITECH at any time during the month of February from 1997 through 2003, you may REJECT IN WRITING the recision offer by submitting a rejection to MEDITECH before the expiration date of this recision offer. However, under Massachusetts state securities laws your right to rescind your purchase of shares you still own will be extinguished thirty (30) days after your receipt of this prospectus even if you reject this recision offer.

MEDITECH is not making a recision offer for any shares you purchased from MEDITECH during the month of February from 1997 through 2003 and ALREADY SOLD, because the damages payable to you, based on the calculation set forth under Massachusetts state securities laws, would be equal to the original purchase price for the applicable shares, increased by an amount equal to 6% interest per annum, and decreased by the amount of cash dividends received through the date you sold such shares. MEDITECH's records indicate, in all cases, the consideration you received when you sold the applicable shares is more than the damages so calculated. Therefore, under Massachusetts state securities laws, you are not entitled to receive any damages for shares already sold.

CALCULATION OF THE RECISION AMOUNT

At the time of the original purchases, most of the persons eligible to receive this recision offer resided in Massachusetts, where the statutory interest rate is currently 6% per annum. Based on the large concentration of recision offerees who resided in Massachusetts, MEDITECH has elected to use an interest rate of 6% per annum.

Calculating the recision price to reflect interest and dividends received through September 30, 2004 would further reduce the recision price set forth in the following table. Therefore, MEDITECH has elected to do the calculation through February 2004.

For any shares you purchased from MEDITECH during the month of February from 1997 through 2003 and STILL OWN, the recision amount payable to you if you accept this recision offer would be equal to the original purchase price for the applicable shares, increased by an amount equal to 6% interest per annum, and decreased by the amount of cash dividends received. The following table lists the original purchase price per share, the annual dividends paid per share, and the recision price per share being offered for each year from 1997 through 2003.

   Date of    Original    Annual    Recision
   Purchase    Price     Dividend    Price
   --------   --------   --------   --------
   Feb 1997    $12.00     $0.84       $8.56
   Feb 1998    $13.50     $0.94      $10.85
   Feb 1999    $14.50     $1.00      $12.37
   Feb 2000    $16.00     $1.16      $14.42
   Feb 2001    $17.00     $1.24      $15.85
   Feb 2002    $19.00     $1.36      $18.35
   Feb 2003    $22.00     $1.56      $21.76

IN ALL CASES, THE RECISION PRICE BEING OFFERED IS LESS THAN THE ORIGINAL PURCHASE PRICE. IN ADDITION, THE MOST RECENT SALE PRICE OF MEDITECH STOCK WAS $27.00 PER SHARE IN JULY, 2004. THEREFORE, THE BOARD OF DIRECTORS OF MEDITECH UNANIMOUSLY RECOMMENDS YOU DO NOT ACCEPT THIS RECISION OFFER.

MEDITECH urges persons receiving this recision offer to carefully read this prospectus and any documents incorporated by reference, and to make an independent evaluation with respect to this recision offer. MEDITECH also suggests you consult with your advisors before you accept or reject this recision offer.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Before you decide to accept this recision offer, see Exhibit 99.3 to the Registration Statement on Form S-3 of which this prospectus forms a part for a discussion of certain material federal income tax considerations. In addition, you should consult with your own tax advisor with regard to your particular federal and state tax consequences of accepting this recision offer.

HOW TO ACCEPT THIS RECISION OFFER

You are not legally required to accept this recision offer. Acceptance of this recision offer is optional for each current or former staff member who holds shares of MEDITECH common stock purchased during the month of February from 1997 through 2003. If you elect to accept this recision offer, your acceptance must be received by MEDITECH by 5pm, Eastern daylight time, on September 30, 2004 at the following address:

   Barbara A. Manzolillo, Clerk
   Medical Information Technology, Inc.
   MEDITECH Circle
   Westwood, Massachusetts 02090

OTHER IMPORTANT INFORMATION

The shares of MEDITECH common stock rescinded pursuant to this recision offer, if any, will be cancelled. On the day this recision offer expires MEDITECH intends to transfer Temporary Equity to Shareholder Equity and then to account for any shares so rescinded by reducing the amount so paid from Shareholder Equity.

MEDITECH has determined the maximum aggregate amount MEDITECH would be subject to pay as a result of this recision offer is $26.1 million. MEDITECH has sufficient funds available from working capital to pay for the recision of any shares of its stock as a result of this recision offer. Additionally, because the most recent price paid for its common stock exceeds the price payable pursuant to this recision offer in every case, it does not anticipate anyone will accept this recision offer.

MEDITECH will not receive any cash proceeds from this recision offer. MEDITECH common stock subject to this recision offer was originally purchased directly from MEDITECH and MEDITECH received all of the proceeds of such purchases.

LEGAL MATTERS AND EXPERTS

Certain legal matters with respect to the securities offered pursuant to this registration statement will be passed upon for MEDITECH by Goodwin Procter LLP, Boston, Massachusetts.

Ernst & Young LLP, independent auditors, have audited the financial statements of Medical Information Technology, Inc. as of December 31, 2003 and 2002 and for the years then ended included in MEDITECH's Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. MEDITECH's financial statements as of December 31, 2003 and 2002 and for the years then ended are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, an auditing firm which has ceased operations, audited the financial statements of Medical Information Technology, Inc. as of December 31, 2001 and for the year then ended included in MEDITECH's Annual Report on Form 10-K for the year ended December 31, 2003. MEDITECH could not obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to its being named in this Form S-3 as having audited our financial statements as of December 31, 2001 and for the year then ended, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act for false or misleading statements or omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen LLP related to such false or misleading statements or omissions may be limited.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows MEDITECH to incorporate by reference in this prospectus the information it files with them. Incorporation by reference means MEDITECH can disclose important information to you by referring you to other documents which are legally considered to be part of this prospectus, and later information MEDITECH files with the SEC will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. MEDITECH incorporates by reference the specific documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act:

   the description of MEDITECH's common stock contained in MEDITECH's Registration Statement on Form 10 filed with the SEC on March 28, 1996 pursuant to Section 12 of the Exchange Act, including all amendments and reports updating that description;

   the 2003 Annual Report on Form 10-K filed on March 11, 2004;

   the 2004 Definitive Proxy Statement for the 2004 Annual Meeting of Shareholders filed on March 26, 2004;

   the 2004 1st Quarterly Report on Form 10-Q filed on May 3, 2004; and

   the 2004 2nd Quarterly Report on Form 10-Q filed on July __, 2004.

MEDITECH will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any documents incorporated by reference. MEDITECH will also furnish a copy of any Exhibit to the Registration Statement on Form S-3 of which this prospectus forms a part. Requests should be addressed to:

   Barbara A. Manzolillo, Clerk
   Medical Information Technology, Inc.
   MEDITECH Circle
   Westwood, Massachusetts 02090

Ms. Manzolillo can also be reached during normal working hours at 781-821-3000.

HOW TO GET MORE INFORMATION

You may call A. Neil Pappalardo by phone at 781-821-3000 during normal working hours or by mail at the above address with any questions concerning this recision offer.

MEDITECH is required to comply with the informational requirements of the Exchange Act and to file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, DC 20549. You may also obtain copies at the prescribed rates from the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site which contains reports, proxy and information statements and other information regarding issuers like MEDITECH which file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov.

--------------------------------------------------------------------------------

                      MEDICAL INFORMATION TECHNOLOGY, INC.
                           RECISION OFFER PROSPECTUS
                     UP TO 1,789,593 SHARES OF COMMON STOCK
                          PAR VALUE OF $1.00 PER SHARE
                                AUGUST __, 2004

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. MEDITECH has not authorized anyone else to provide you with different or additional information. MEDITECH is not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following, except for the SEC Registration Fee, are the estimated expenses of the distribution of the shares registered hereunder on Form S-3:

   SEC Registration Fee           $ 3,688.22
   Accountant Fees and Expenses   $10,000.00
   Legal Fees and Expenses        $80,000.00
   Miscellaneous                  $ 1,000.00
   -----------------------------  ----------
      Total                       $94,688.22

--------------------------------------------------------------------------------

Item 15.  Indemnification of Directors and Officers

Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts currently authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation, any person who serves at its request as a director, officer, employee or other agent of another organization, or any person who serves at its request in any capacity with respect to any employee benefit plan, to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the shareholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

After newly adopted Chapter 156D becomes effective on July 1, 2004, Section 8.51 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts will authorize a Massachusetts corporation to indemnify any individual who is a party to a proceeding because such individual serves as a director of such corporation (or who, while serving as a director, at the corporation's request, served as a director, officer, partner, trustee, employee or other agent of another organization) against any liability incurred in the proceeding if either: (1)
(a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, such individual had no reasonable cause to believe his or her conduct was unlawful; or (2) such individual engaged in conduct for which he or she shall not be liable under a provision of the corporation's articles of organization eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, which provision may not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions, or (4) for any transaction from which the director derived an improper personal benefit.
Section 8.51 of Chapter 156D will also prohibit a Massachusetts corporation from indemnifying a director if the director's conduct does not satisfy the standards set forth in Section 8.51. In addition, Section 8.52 of Chapter 156D will require a Massachusetts corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Section 8.53 of Chapter 156D, a Massachusetts corporation will be permitted to advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the statutory standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of the corporation's articles of organization; and (2) his or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the statutory standard of conduct. Authorizations for the advancement of expenses will be required to be made (1) by a majority vote of the corporation's disinterested directors (or a committee comprised of two or more disinterested directors) or (2) by a vote of the shareholders (excluding shares owned by or voted under the control of a director who at the time does not qualify as disinterested director); or (3) as otherwise permitted by law. Section 8.54 of Chapter 156D will permit a director of a Massachusetts corporation who is a party to a proceeding because he or she is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

As of July 1, 2004, Section 8.56 of Chapter 156D will permit a Massachusetts corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (or who, while serving as a officer, at the corporation's request, served as a director, officer, partner, trustee, employee or other agent of another organization) to the same extent as a director and if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and may apply to a court for indemnification or an advance for expenses under Section 8.54, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Article 6C of MEDITECH's Articles of Organization, as amended, provides that MEDITECH will indemnify each of its directors and officers (including persons who act at its request as directors or officers of another organization of which MEDITECH owns shares or is a creditor) against all liabilities and expenses incurred in any action, suit or proceeding except that no indemnification shall be provided to a director or officer with respect to a matter as to which it shall have been adjudicated in any proceeding that such director or officer did not act in good faith in the reasonable belief that his action was in MEDITECH's best interests. Article 6C also provides that in the event that a proceeding is compromised or settled so as to impose any liability upon a director or officer, no indemnification shall be provided to such director or officer if MEDITECH has obtained an opinion of counsel that with respect to such matter such director or officer did not act in good faith in the reasonable belief that his action was in MEDITECH's best interests. Article 6C further provides that nothing in
Article 6C shall limit any lawful rights to indemnification existing independently of Article 6C.

MEDITECH does not maintain directors' and officers' liability insurance.

--------------------------------------------------------------------------------

Item 16:  EXHIBITS

Exhibit  4.1 - Articles of Organization, as amended to date, of MEDITECH
               (incorporated by reference to an exhibit to the Form 10 filed with the SEC on March 28, 1996 and an exhibit to the 2001 Annual Report on Form 10-K filed with the SEC on April 1, 2002)

Exhibit  4.2 - By-laws, as amended to date, of MEDITECH (incorporated by reference to an exhibit to the 2001 Annual Report on Form 10-K filed with the SEC on April 1, 2002)

Exhibit  5.1 - Legal Opinion of Goodwin Procter LLP

Exhibit 23.1 - Consent of Ernst & Young LLP

Exhibit 23.2 - Notice regarding consent of Arthur Andersen LLP

Exhibit 23.3 - Consent of Goodwin Procter LLP (included in Exhibit 5.1)

Exhibit 99.1 - Letter to Recision Offer Recipients

Exhibit 99.2 - Recision Acceptance Form

Exhibit 99.3 - Material Federal Income Tax Considerations

--------------------------------------------------------------------------------

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 30th day of June, 2004

Medical Information Technology, Inc.
(Registrant)

By: A. Neil Pappalardo, Chief Executive Officer and Chairman
(Signature)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of June, 2004.

A. Neil Pappalardo, Chief Executive Officer, Chairman and Director
(Signature)

Barbara A. Manzolillo, Chief Financial Officer, Treasurer and Clerk
(Signature)

Lawrence A. Polimeno, Vice Chairman and Director
(Signature)

Roland L. Driscoll, Director
(Signature)

Edward B. Roberts, Director
(Signature)

Morton E. Ruderman, Director
(Signature)

L. P. Dan Valente, Director
(Signature)